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                                  EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


                      Name                     State of Incorporation
                      ----                     ----------------------

               JDN Structured Finance 1, Inc.         Delaware
               JDN Development Company, Inc.          Delaware
               JDN of Pennsylvania Realty
                   Corporation                        Delaware